EXHIBIT 10.1

CUSIP No. 902693AE0

U.S. $125,000,000
CREDIT AGREEMENT
Dated as of October 31, 2017
Among
UGI UTILITIES, INC.
as Borrower
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent
and
THE BANK OF NEW YORK MELLON
as Syndication Agent

PNC CAPITAL MARKETS LLC
and
CITIZENS BANK, N.A.
as Joint Lead Arrangers
and
PNC CAPITAL MARKETS LLC
as Sole Bookrunner
and
BRANCH BANKING AND TRUST COMPANY
and F.N.B. Corporation
as Documentation Agents
TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
Section 1.01 Section 1.02 Section 1.03	Certain Defined Terms Computation of Time Periods Accounting Terms

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01
Section 2.02
Section 2.03
Section 2.04
Section 2.05
Section 2.06
Section 2.07
Section 2.08
Section 2.09
Section 2.10
Section 2.11
Section 2.12
Section 2.13
Section 2.14
Section 2.15
Section 2.16
Section 2.17
Section 2.18
Section 2.19
Section 2.20
Section 2.21
Section 2.22
Term Advances
Making the Advances
Reserved
Reserved
Agent’s Fees
Reserved
Repayment of Advances
Interest on Advances
Interest Rate Determination
Continuation or Optional Conversion of Advances
Optional Prepayments of Advances
Increased Costs
Illegality
Payments and Computations
Taxes
Sharing of Payments, Etc.
Evidence of Debt
Use of Proceeds
Reserved
Extension of Maturity Date
[Reserved]
Mitigation, Obligations; Replacement of Lenders

ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING
Section 3.01 Section 3.02	Conditions Precedent to Effectiveness Determinations Under Section 3.01

ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.01	Representations and Warranties of the Borrower

ARTICLE V COVENANTS OF THE BORROWER
Section 5.01 Section 5.02 Section 5.03	Affirmative Covenants Negative Covenants Financial Covenant

ARTICLE VI EVENTS OF DEFAULT
Section 6.01	Events of Default

ARTICLE VII THE AGENT
Section 7.01 Section 7.02 Section 7.03 Section 7.04 Section 7.05 Section 7.06 Section 7.07 Section 7.08 Section 7.09 Section 7.10	Appointment and Authority
Rights as a Lender
Exculpatory Provisions
Reliance by Agent
Delegation of Duties
Resignation of Agent
Non-Reliance on Agent and Other Lenders
No Reliance on Agent’s Customer Identification Program
Indemnification
No Other Duties, etc.

ARTICLE VIII MISCELLANEOUS
Section 8.01 Section 8.02 Section 8.03 Section 8.04 Section 8.05 Section 8.06 Section 8.07 Section 8.08 Section 8.09 Section 8.10 Section 8.11 Section 8.12 Section 8.13 Section 8.14 Section 8.15	Amendments, Etc.
Notices, Etc.
No Waiver; Remedies
Costs and Expenses
Right of Set off
Binding Effect
Assignments and Participations
Confidentiality
Governing Law
Execution in Counterparts
Jurisdiction, Etc.
Patriot Act Notice
No Fiduciary Relationship
WAIVER OF JURY TRIAL
Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Schedules

Schedule I — List of Applicable Lending Offices
Schedule II – Lender Commitments
Schedule 5.02(a) – Existing Liens
Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E-1 Exhibit E-2 Exhibit E-3 Exhibit E-4	– – – - - - - -	Form of Term Loan Promissory Note
Form of Notice of Term Loan Borrowing
Form of Assignment and Assumption
Form of Opinion of Counsel for the Borrower
Form of U.S. Tax Compliance Certificate For Foreign Lenders
That Are Not Partnerships For U.S. Federal Income Tax Purposes
Form of U.S. Tax Compliance Certificate For Foreign Participants
That Are Not Partnerships For U.S. Federal Income Tax Purposes
Form of U.S. Tax Compliance Certificate For Foreign Participants
That Are Partnerships For U.S. Federal Income Tax Purposes
Form of U.S. Tax Compliance Certificate For Foreign Lenders

That Are Partnerships For U.S. Federal Income Tax Purposes

CREDIT AGREEMENT
Dated as of October 31, 2017

UGI UTILITIES, INC., a Pennsylvania corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), and THE BANK OF NEW YORK MELLON, as syndication agent, agree as follows:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts Receivable Securitization” means a financing arrangement involving the transfer or sale of accounts receivable of the Borrower and its Subsidiaries in the ordinary course of business through one or more SPEs, the terms of which arrangement do not impose (a) any recourse or repurchase obligations upon the Borrower and its Subsidiaries or any Affiliate of the Borrower and its Subsidiaries (other than any such SPE) except to the extent of the breach of a representation or warranty by the Borrower and its Subsidiaries in connection therewith or (b) any negative pledge or Lien on any accounts receivable not actually transferred to any such SPE in connection with such arrangement.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” has the meaning specified in the Preamble.

“Agent’s Account” means the account of the Agent maintained by the Agent at its office at XXXXXXXXXXXX, ABA XXX XXX XXX; Account Name: XXXXXXXXXXXXXXXXX; Account XXXXXXXXXX and reference XXX.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Covered Person from time to time concerning or relating to bribery or corruption, including the FCPA.

“Anti-Terrorism Laws” means any laws relating to terrorism trade sanctions, program and embargoes, import/export licensing, money laundering, including Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Law (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, for Base Rate Advances or Eurodollar Rate Advances, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable Margin for	Applicable Margin for
S&P/Moody’s/Fitch	Base Rate Advances	Eurodollar Rate Advances
Level 1

A/A2/A or above	0%	1.00%

Level 2

A-/A3/A-	0.125%	1.125%

Level 3

BBB+/Baa1/BBB+	0.250%	1.250%

Level 4

BBB/Baa2/BBB	0.375%	1.375%

Level 5

BBB-/Baa3/BBB-	0.625%	1.625%

Level 6

BB+/Ba1/BB+ or lower	0.875%	1.875%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Overnight Bank Funding Rate plus 50 basis points (0.5%), (b) the Prime Rate, and (c) the Daily LIBOR Rate plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(i).

“Borrower” has the meaning specified in the Preamble.

“Borrower Information” has the meaning specified in Section 8.08.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“CIP Regulations” has the meaning specified in Section 7.08.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Commitment” means, as to any Lender, the amount set forth opposite such Lender’s name on Schedule II hereto.

“Communications” has the meaning specified in Section 8.02(b).

“Confidential Executive Summary” means the confidential Executive Summary dated October 2017, used by the Agent in connection with the syndication of the Commitments.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt” means, with respect to the Borrower, at any date, the Debt (other than Non-recourse Debt) of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Subsidiary” means, with respect to the Borrower, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Capital” means, with respect to the Borrower, at any date, the sum of (x) Consolidated Debt plus (y) consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries, in each case determined at such date; provided that any accumulated other comprehensive income and loss and, without duplication, any non-cash effects resulting from the application of Accounting Standards Codification 715 will be excluded.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Covered Person” means the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all non-contingent obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, (h) the outstanding attributed principal amount under any asset securitization program of any such Person, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest on Advances and Other Amounts” has the meaning specified in Section 2.08(b).

“Defaulting Lender” means any Lender that (a) has failed to pay to the Agent or any other Lender any amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has, or has a direct or indirect parent company that has, (i) become the subject of a an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender, provided that a Lender shall cease to be a Defaulting Lender in the event that the Borrower and the Agent each agrees that such Lender has remedied all matters that caused such Lender to be a Defaulting Lender.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Lichtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) with the approval of the Agent, any Lender; (b) with the approval of the Agent, any Affiliate of a Lender that is a commercial bank; and (c) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower, any Defaulting Lender nor any Affiliate of the Borrower or a Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to health, safety or the environment by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages or by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local, municipal or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Single Employer Plan or Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4042 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, with respect to each Eurodollar Rate Advance comprising part of the same Eurodollar Tranche for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. dollars for an amount comparable to such Eurodollar Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage. Notwithstanding the foregoing (i) if the Eurodollar Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement and (ii) the Eurodollar Rate for an Interest Period of two weeks shall, unless otherwise agreed by the Agent, be calculated as if the applicable Interest Period was one month rather than two weeks.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Advance that is outstanding on the effective date of any change in the Eurodollar Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).

“Eurodollar Rate Reserve Percentage” means as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) maintained by a member bank of the Federal Reserve System.

“Eurodollar Tranche” means, at any time, all Eurodollar Rate Advances having the same Interest Period at such time and under the same Notice of Term Loan Borrowing.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance (other than pursuant to an assignment request by the Borrower under Section 2.22(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” for any day, means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

“Fee Letter” means the letter dated August 24, 2017, signed by the Borrower, the Agent, and PNC Capital Markets LLC, as a joint lead arranger and joint bookrunner.

“Fitch” means Fitch, Inc.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders.

“Hazardous Materials” means (a) gasoline, petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls, radon gas and urea-formaldehyde insulation and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity swap agreements or option agreements, commodity future agreements, equity or equity index swap agreements, foreign exchange transaction agreements, floor transaction agreements, cap transaction agreements, collar transaction agreements and other similar agreements or any combination of the foregoing agreements.

“Indemnified Costs” has the meaning specified in Section 7.09.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Lenders” has the meaning specified in the Preamble.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any law.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Eurodollar Tranche, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be two weeks or one, two, three or six months, as specified by the Borrower in the Notice of Term Loan Borrowing received by the Agent no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Maturity Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Eurodollar Tranche shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(e) the Advances made on the Effective Date shall be Eurodollar Rate Advances with an Interest Period of two weeks.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval of, or award by or settlement agreement with, any Official Body, foreign or domestic.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Fee Letter, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith, in each case as amended, supplemented or modified from time to time.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Material Subsidiary” means, with respect to the Borrower, at any time, any Subsidiary of the Borrower that is a “significant subsidiary” (as such term is defined in Regulation S-X, but treating all references therein to the “registrant” as references to the Borrower).

“Maturity Date” means October 30, 2018, subject to the extension thereof pursuant to Section 2.20.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 8.01, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-recourse Debt” of any Person means Debt secured by a Lien on one or more assets or rights to receive revenue of such Person where the rights and remedies of the holder of such Debt in respect of such Debt are non-recourse to such Person and do not extend to any other assets or rights to receive revenue of such Person and, if such Person is organized under the laws of or doing business in the United States or any political subdivision thereof or therein, as to which such holder has effectively waived (or subordinated in favor of the Lenders) such holder’s right to make the election provided under 11 U.S.C. §1111(b)(1)(A).

“Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender.

“Notice” has the meaning specified in Section 8.02(c).

“Notice of Term Loan Borrowing” has the meaning specified in Section 2.02(a).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Participant Register” has the meaning specified in Section 8.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or contracts (other than for the repayment of borrowed money); and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(b).

“PNC” means PNC Bank, National Association, its successors and assigns.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by PNC as its prime rate in effect at its principal office in Pittsburgh, Pennsylvania, which rate may not be the lowest rate then being charged to commercial borrowers by PNC; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

“Public Debt Rating” means, as of any date, the current rating announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing: if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the highest available rating, unless such ratings differ by two or more levels in which case the applicable level be deemed to be one level below the higher of such levels; if S&P, Moody’s and Fitch each have in effect a Public Debt Rating, the Applicable Margin shall be (i) based upon the rating level of two such agencies, if two such agencies have ratings in the same level or (ii) deemed to be one level below the highest of such levels if the rating levels of the three agencies fall within three different levels; if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 6 under the definition of “Applicable Margin”; if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Agent); provided that, with respect to any day that is not a Business Day, the “Published Rate” shall be the Published Rate on the immediately preceding Business Day.

“Ratable Share” means, at any time, with respect to any Lender, (a) on the Effective Date, the proportion that such Lender’s Commitment bears to the Commitments of all of the Lenders and (b) after the Effective Date, the proportion that the principal amount of the Advance of such Lender outstanding at such time bears to the aggregate principal amount of the Advances of all of the Lenders outstanding at such time. If no Advances are outstanding at any time after the Effective Date, the Ratable Shares shall be determined based upon the outstanding principal amount of the Advances most recently outstanding.

“Recipient” means (a) the Agent and (b) any Lender, as applicable.

“Register” has the meaning specified in Section 8.07(c).

“Regulation S-X” means Regulation S-X of the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended from time to time).

“Required Lenders” means Lenders, excluding any Defaulting Lenders, having a majority of the aggregate outstanding principal amount of the Advances of the Lenders (excluding any Defaulting Lender) then outstanding.

“Responsible Officer” means, with respect to the Borrower, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, the United Kingdom or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC Reports” means periodic reports filed from time to time with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended from time to time).

“Securities Certificate” has the meaning specified in Section 2.20.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPE” means any special purpose Subsidiary established in connection with any Accounts Receivable Securitization.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Trust Indenture Act” has the meaning specified in Section 7.02.

“Type” means with respect to any Advance, whether such Advance is a Base Rate Advance or Eurodollar Rate Advance.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 2.15(g).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Borrower and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, provided that if the Borrower, by notice to the Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (a) the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders) and (b) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower shall provide to the Agent and the Lenders, when it delivers its financial statements pursuant to any provision hereof, such reconciliation statements as shall be reasonably requested by the Agent.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 Term Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (each an “Advance” and, collectively, the “Advances”) to the Borrower on the Effective Date in a principal amount equal to the amount of such Lender’s Commitment. The Lenders shall have no obligation to make Advances hereunder after the Effective Date. The Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01.

Section 2.02 Making the Advances(a) . (a) The Advances made on the Effective Date shall be made on notice, given not later than 11:00 a.m. on the Effective Date (or such later time as the Administrative Agent may agree), by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic means. Such notice (the “Notice of Term Loan Borrowing”) shall be in substantially the form of Exhibit B hereto. Each Lender shall, before 2:00 p.m. (Pittsburgh, Pennsylvania time) on the Effective Date make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, an amount equal to the amount of its Commitment. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower by transferring such funds to an account designated by the Borrower no later than 4:00 p.m. (Pittsburgh, Pennsylvania time) on the Effective Date.

(b) Reserved.

(c) The Notice of Term Loan Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the Effective Date the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender on the Effective Date if such Advance, as a result of such failure, is not made on the Effective Date.

(d) Unless the Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Agent an amount equal to the amount of such Lender’s Commitment, the Agent may assume that such Lender has made such amount available to the Agent on the Effective Date in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances made on the Effective Date and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry interbank compensation rules. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower to the Agent for such period. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance for purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against the Lender that shall have failed to make such payment to the Agent.

(e) The failure of any Lender to make the Advance to be made on the Effective Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the Effective Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the Effective Date.

Notwithstanding anything to the contrary herein, as an accommodation to the Borrower, the interest rate on the Advances made on the Effective Date shall initially be at the Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Advances, and shall have an Interest Period of two weeks.

Section 2.03	Reserved.

Section 2.04	Reserved.

Section 2.05 Agent’s Fees. The Borrower shall pay to the Agent the administrative and other fees at the times and in the amounts agreed upon in the Fee Letter.

Section 2.06 Reserved.

Section 2.07 Repayment of Advances. The outstanding principal amount of the Advances shall be payable in equal quarterly installments with each quarterly payment to be in an amount equal to $1,562,500. Each quarterly payment shall be payable on the last Business Day of each December, March, June and September commencing on March 31, 2018, with the balance of the principal of the Advances being due and payable in full on the Maturity Date together with all accrued interest thereon.

Section 2.08 Interest on Advances. Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Advance owing to each Lender from the Effective Date until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. With respect to any portion of such Advance accruing interest at the Base Rate, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each December, March, June and September during such periods and on the date such portion shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. With respect to any Eurodollar Tranche, a rate per annum equal at all times during each Interest Period for such Eurodollar Tranche to the sum of (x) the Eurodollar Rate for such Interest Period for such Eurodollar Tranche plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Tranche (or portion thereof) shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest on Advances and Other Amounts”) on (i) the unpaid principal amount of the Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, as the case may be, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest on Advances and Other Amounts shall accrue and be payable hereunder whether or not previously required by the Agent and shall be paid in full on demand.

Section 2.09 Interest Rate Determination.

(a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to Convert Base Rate Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Eurodollar Tranche shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to Convert Advances into Eurodollar Rate Advances shall be suspended.

(f) If on any date on which a Eurodollar Rate would otherwise be determined, the Agent shall have determined that: (i) adequate and reasonable means do not exist for ascertaining such Eurodollar Rate, or (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Eurodollar Rate,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.10 Continuation or Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the third Business Day prior to the date of the proposed continuation or Conversion of any Advances and subject to the provisions of Sections 2.09 and 2.13, (a) continue any Eurodollar Rate Advances as Eurodollar Rate Advances for a new Interest Period or (b) Convert (i) Base Rate Advances into Eurodollar Rate Advances or (ii) Eurodollar Rate Advances into Base Rate Advances; provided, however, that (x) any continuation of Eurodollar Rate Advances or Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, (y) any continuation of Eurodollar Rate Advances or any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $5,000,000 and (z) no continuation or Conversion of any Advances shall result in more than six (6) separate Eurodollar Tranches. Each such notice of any continuation of Eurodollar Rate Advances or of any Conversion shall, within the restrictions specified above, specify (i) the date of such continuation or Conversion, (ii) the Advances to be continued or Converted, and (iii) with respect to any continuation of Eurodollar Rate Advances or Conversion of Base Rate Advances into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance. Each notice of continuation or Conversion shall be irrevocable and binding on the Borrower.

Section 2.11 Optional Prepayments of Advances. The Borrower may, upon notice not later than 1:00 p.m. (Pittsburgh, Pennsylvania time) at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances in such amount, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment, in the case of any Eurodollar Tranche, shall be in an aggregate principal amount of $5,000,000 and in the case of Base Rate Advances, shall be in an aggregate principal amount of $1,000,000 or, in each case, an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall (i) be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c) and (ii) notify the Administrative Agent which Eurodollar Tranche or Tranches are being repaid. Each such optional prepayment shall be applied to prepay ratably the Advances of the Lenders and shall be applied pro rata across the remaining installments of the Advances (including the payment due on the Maturity Date).

Section 2.12 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Advances made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting into, continuing or maintaining any Eurodollar Rate Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower shall promptly pay to any such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advance made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, subject such Lender to any unreimbursed cost or expense or otherwise be disadvantageous to such Lender.

Section 2.14 Payments and Computations.

(a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 3:00 p.m. (Pittsburgh, Pennsylvania time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(b), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable. Each determination by the Agent of an interest rate or component thereof under this Agreement shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 2.15 Taxes.

(a) Defined Terms. For purposes of this Section 2.15, the term “Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. The Borrower shall timely pay to the relevant Official Body in accordance with Law, or at the option of the Agent, timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 2.15, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Advance owing to it (other than pursuant to Section 2.12, 2.15 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.17 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Advance owing to such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of its Advance. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advance owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Advances made hereunder, the Type of Advances (including continuations and Conversions thereof) and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.18 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries, including working capital and capital expenditures.

Section 2.19 Reserved.

Section 2.20 Extension of Maturity Date. Without any further action by or consent of the Lenders, the Maturity Date shall be extended to October 30, 2022, if, on or before the date that is 364 days after the Effective Date, the Borrower shall have delivered to the Agent (each in form and substance satisfactory to the Agent) the following: (a) a copy of the securities certificate registered with the Pennsylvania Public Utility Commission (the “Securities Certificate”) authorizing the Borrower’s incurring indebtedness hereunder with a maturity date of October 30, 2022; (b) an opinion of counsel to the Borrower (which may be in-house counsel) stating that (i) the Securities Certificate has been registered with the Pennsylvania Public Utility Commission in accordance with Chapter 19 of the Pennsylvania Public Utility Code and by virtue of such registration, authorizes the Borrower to incur indebtedness hereunder with a maturity date of October 30, 2022 and (ii) no other authorizations are required by the Pennsylvania Public Utility Commission or by any other state or local regulatory agency or governmental authority having jurisdiction over the Borrower and (c) copies of corporate resolutions certified by the Secretary or Assistant Secretary of the Borrower, or such other evidence as may be satisfactory to the Agent, demonstrating that the Borrower’s incurrence of indebtedness hereunder with a maturity date of October 30, 2022 has been duly authorized by all necessary corporate action, together with an opinion of counsel to the Borrower (which may be in-house counsel) to such effect.

Section 2.21	[Reserved].

Section 2.22	Mitigation, Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. In addition to the provisions in Section 2.13, if any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22(a), or if any Lender is a Defaulting Lender hereunder or becomes a Non-Consenting Lender, or any Lender gives a notice under Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 8.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation to cease to apply.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective, and the obligations of the Lenders to make the Advances on the Effective Date hereunder shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since September 30, 2016.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters disclosed in the SEC Reports prior to the date hereof (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no change in the Disclosed Litigation that would have a Material Adverse Effect.

(c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d) The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

(e) The Borrower shall have paid, or will pay with the Advances on the Effective Date, all accrued fees and expenses of the Agent and the Lenders (including, to the extent invoiced, the reasonable and documented accrued fees and expenses of counsel to the Agent).

(f) On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to a Material Adverse Effect shall be correct in all respects) on and as of the Effective Date,

(ii) No Material Adverse Change has occurred since September 30, 2016, and

(iii) No event has occurred and is continuing that constitutes a Default.

(g) The Agent shall have received the following, each dated the Effective Date, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) Either (x) a counterpart of this Agreement signed on behalf of the Agent, the Borrower and each Initial Lender or (y) evidence satisfactory to the Agent (which may include an electronic transmission) that such party has signed a counterpart of this Agreement.

(ii) The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.17.

(iii) Such documents and certificates as the Agent may reasonably request relating to the organization, existence and good standing of the Company.

(iv) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(v) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(vi) A favorable opinion of Morgan, Lewis & Bockius LLP, counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

Section 3.02 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Agent on behalf of all Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and currently subsisting under the laws of the Commonwealth of Pennsylvania. The Borrower has all requisite power and authority to carry on its business in all material respects as now conducted and is qualified to do business in every jurisdiction where such qualification is required, except where the failure to have such power, authority or qualification, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any applicable law or any contractual restriction binding on or affecting the Borrower, and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, provided that the extension of the Maturity Date in accordance with Section 2.20 shall require appropriate governmental or third party authorization thereof prior to the effectiveness of such extension.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2016, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2017, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for nine months then ended, copies of which have been included in the SEC Filings prior to the date hereof, fairly present in all material respects, subject, in the case of said balance sheet as at June 30, 2017, and said statements of income and cash flows for nine months then ended, to year-end audit adjustments and the presentation of footnotes not required by Regulation S-X to be included in interim financial statements, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.

(f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation that would have a Material Adverse Effect.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) Neither the Confidential Executive Summary (other than any projections and other information of a general economic or general industry nature included therein) nor any other written information, exhibit or report furnished by the Borrower to the Agent or any Lender pursuant to the terms of this Agreement, nor any of the information contained herein, when taken as a whole, on the date so provided, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein and herein not misleading in light of the circumstances under which they were made.

(j) All financial projections included in the Confidential Executive Summary furnished by or on behalf of the Borrower have been, on the date provided, prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projection will be realized and that actual results may vary materially from projections.

(k) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(l) Each Covered Person has implemented and maintains in effect policies and procedures designed to ensure compliance by such Covered Person and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Covered Persons and their respective officers and employees, and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Covered Persons or any of their respective directors, officers or employees, nor to the knowledge of the Borrower, any agent of any Covered Persons that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing or the use of the proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any other amount shall remain unpaid hereunder or under any Note, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, against which appropriate reserves are being maintained in accordance with GAAP or except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries taken as a whole or the Lenders.

(e) Visitation Rights. At reasonable times and upon five Business Days prior notice, permit the Agent or any of the Lenders or any agents or representatives thereof at their respective expense, to examine the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, all of its material properties that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments and the presentation of footnotes not required by Regulation S-X to be included in interim financial statements) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP and certificates of a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Ernst & Young LLP or other independent registered certified public accountants of nationally recognized standing and certificates of a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iii) as soon as possible and in any event within five Business Days after the Borrower obtains knowledge of any Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders (other than UGI Corporation), and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

The financial statements and other information required to be delivered pursuant to clauses (i), (ii) and (iv) of this Section 5.01(h) shall be deemed to have been delivered on the date on which such financial statements and other information are posted on the website of the Securities and Exchange Commission at www.sec.gov and the Borrower notifies the Agent in writing thereof. In addition, the financial statements and other information referred to in the immediately preceding sentence may be delivered electronically and if so delivered shall be deemed to be delivered on the date on which (A) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the following website: Webpage: www.ugicorp.com or (B) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent, if requested, by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(i) Maintain in effect and enforce policies and procedures designed to ensure compliance by the Covered Persons and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(j) Use of Proceeds. The proceeds of the Advances will be used for working capital, acquisitions, capital expenditures and other general corporate purposes. None of the Borrower, its Subsidiaries, or any of its or their respective directors, officers or employees shall use the proceeds of any Advance (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any other amount shall remain unpaid hereunder or under any Note, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) Liens upon any property acquired, constructed or improved after the date hereof by the Borrower or a Subsidiary which are created or incurred contemporaneously with or within 180 days after such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement or Debt incurred to pay that purchase price or cost of construction or improvement (but no other amounts), provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and Liens existing on assets at the time of their acquisition; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary or those assets so acquired, as the case may be,

(v) Liens arising from legal proceedings being contested by the Borrower in good faith by appropriate legal or administrative proceedings,

(vi) Liens on cash and cash equivalents securing obligations pursuant to non-speculative Hedge Agreements,

(vii) [Reserved],

(viii) Liens arising from Section 302 of ERISA or pursuant to the PBGC’s authority under Title IV of ERISA in an aggregate principal amount not to exceed $25,000,000 at any time outstanding,

(ix) Liens arising pursuant to any Non-recourse Debt,

(x) Liens arising in connection with the issuance of industrial revenue bonds or pollution control bonds,

(xi) Liens created in connection with inventory management agreements in the ordinary course of business that do not in the aggregate materially detract from the value of the Borrower’s Consolidated assets or materially impair the use thereof in the operation of its business,

(xii) Liens securing Debt related to an Accounts Receivable Securitization, provided that the amount of Debt of all such Accounts Receivable Securitizations does not exceed in the aggregate at any time outstanding $125,000,000,

(xiii) other Liens securing Debt or other obligations in an aggregate principal amount not to exceed 5% of the Consolidated Total Capital at any time outstanding, and

(xiv) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, and except that any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower and the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

Section 5.03 Financial Covenant. So long as any Advance shall remain unpaid or any other amount shall remain unpaid hereunder or under any Note, the Borrower will maintain a ratio of Consolidated Debt to the Consolidated Total Capital of not greater than 0.65:1.00.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or fail to make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect (or any representation or warranty which is already qualified as to materiality or by reference to a Material Adverse Effect shall prove to have been incorrect in any respect) when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h)(iii), (i) or (j), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(h) (other than clause (iii) thereof) if such failure shall remain unremedied for 5 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $25,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) The Borrower shall cease for any reason to be directly or indirectly majority owned, beneficially and of record, by UGI Corporation, including, without limitation, that UGI Corporation shall cease to own (beneficially and of record), directly or indirectly, (i) Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 51% or more of the combined voting power of all Voting Stock of the Borrower and (ii) 51% or more of the economic interests in the Borrower; or

(h) The Borrower or any of its ERISA Affiliates shall incur, or be reasonably likely to incur, liability in excess of $25,000,000 as a result of one or more ERISA Events described in subsections (c), (f) or (h) of the definition of ERISA Event, or shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 as a result of one or more of the following: (i) the occurrence of any other ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE AGENT

Section 7.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 7.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders. In the event that PNC or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder or under any other Loan Document by or on behalf of PNC in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than PNC or an Affiliate of PNC) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

Section 7.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 7.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Advances that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the Effective Date. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article 7 shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 7.06 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the Borrower (so long as no Event of Default has occurred and is continuing) may appoint a successor agent, which successor may be replaced by the Required Lenders; provided that such replacement is, so long as no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders or the Borrower within sixty (60) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of collateral security, if any, held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 7.06. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 7 and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Upon the appointment of a successor Agent hereunder, such successor shall succeed to all of the rights, powers, privileges and duties of PNC as the retiring Agent and PNC shall be discharged from all of its respective duties and obligations as Agent under the Loan Documents.

Section 7.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

Section 7.09 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Ratable Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents (collectively, the “Indemnified Costs”), provided that no Lender shall be liable to the Agent for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.09 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

Section 7.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agent or any other Person designated as any “Agent”, “Arranger”, “Bookrunner” or “Documentation Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as and the extent applicable, as the Agent or a Lender hereunder.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing (a) signed by each of the Lenders affected thereby, do any of the following: (i) increase the Commitments of the Lenders, (ii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder or (b) signed by all of the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01. Notwithstanding the foregoing, no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document unless in writing and signed by the Agent, in addition to the Lenders required above to take such action.

Section 8.02 Notices, Etc.

(a) All notices and other communications provided for hereunder shall be either in writing (including telecopier or other electronic communication) and mailed, electronically transmitted or delivered, if to the Borrower, at its address at 2525 North 12th Street, Suite 360, Reading, PA 19612, Attention: Treasurer, with a copy to UGI Utilities, Inc., Box 858, Valley Forge, PA 19482, Attention: General Counsel; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; and if to the Agent, at its address at XXX, XXX, XXX, XXX XXX, Attention: XXX with a copy to PNC Bank, National Association, XXX, XXX, XXX, XXX XXX, Attention: XXX; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, except in each case as otherwise provided in Section 8.02(b) and (c) below. All such notices and communications shall, when mailed or electronically transmitted, be effective when deposited in the mail or confirmed by electronic transmission, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier or other electronic imaging of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as PNC or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) shall be delivered to the Agent as set forth in Section 5.01 or as otherwise approved by the Agent. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Syndtrak, Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notices and communications to such Lender hereunder may be delivered or furnished by e-mail communication or other electronic communication (a “Notice”), including by specifying that any Communications have been posted to the Platform, which in each such case constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. Each Lender agrees (x) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (y) that any Notice may be sent to such e-mail address. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04 Costs and Expenses.

(a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes, and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement or any amendment, supplement or modification of, or any waiver or consent under or in respect of (or any proposed amendment or supplement to or modification or waiver of), this Agreement, the other Loan Documents and any such other documents. The Borrower further agrees to pay promptly all costs and expenses (including, without limitation, reasonable and documented counsel fees and expenses) of (i) the Agent in connection with any workout, restructuring or negotiations in respect of the Advances or other obligation hereunder or under the other Loan Documents and (ii) the Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents.

(b) The Borrower agrees to indemnify and hold harmless the Agent, each Lender, any Person named as Syndication Agent, Arranger, Bookrunner or Documentation Agent on the cover page of this Agreement, and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel and any civil penalties or fines assessed by OFAC) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct, (y) arose from a material breach of such Indemnified Party’s obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment), or (z) results from a claim, litigation, investigation or proceeding brought by one Indemnified Person against another Indemnified Person that does not involve an act or omission by, or a condition relating to, the Borrower or any Affiliate thereof (other than a claim against an Indemnified Person solely in its capacity as Administrative Agent, Syndication Agent, Arranger, Bookrunner or Documentation Agent). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each of the Borrower and each Lender agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, the Borrower, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; provided that, nothing contained in this sentence shall relieve the Borrower of any obligation it may have to indemnify an Indemnified Party against special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.05 Right of Set off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note(s) held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Lender and its Affiliates may have.

Section 8.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.07 Assignments and Participations.

(a) Each Lender may and, if demanded by the Borrower pursuant to Section 2.22(b) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advance owing to it, and its interest in the Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $2,500,000 or an integral multiple of $500,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi)  the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.12, 2.15 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(c) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The applicable Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each participant to which such Lender has sold a participating interest and the amount of each such participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the related rights and/or obligations, subject to the provisions of this Section.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender.

(f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 8.08 Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower and (viii) with the consent of the Borrower.

EACH LENDER ACKNOWLEDGES THAT BORROWER INFORMATION, FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND SHALL PROVIDE THE NAME(S) OF SUCH PERSON(S) TO THE AGENT WITHIN TWO WEEKS OF THE EFFECTIVE DATE.

Section 8.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles.

Section 8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11 Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court in New York City. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.12 Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 8.13 No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection herewith or therewith, the Borrower, its Subsidiaries and Affiliates, on the one hand, and the Agent, the Lenders, and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders, or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 8.14 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.15 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such             shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UGI UTILITIES, INC.

By: /s/ Daniel J. Platt

Name: Daniel J. Platt Title: Vice President — Finance and Chief Financial Officer, Assistant Secretary and Treasurer

PNC BANK, NATIONAL ASSOCIATION,
as Agent
By: /s/ Dominc D’Ginto

Name: Dominc D’Ginto Title: Senior Vice President

Initial Lenders

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Dominc D’Ginto

Name: Dominc D’Ginto Title: Senior Vice President

CITIZENS BANK OF PENNSYLVANIA
By: /s/ Leslie D. Broderick

Name: Leslie D. Broderick Title: Senior Vice President

THE BANK OF NEW YORK MELLON
By: /s/ Richard K. Fronapfel, Jr.

Name: Richard K. Fronapfel, Jr Title: Vice President

BRANCH BANKING AND TRUST COMPANY
By: /s/ Susan A. Waters

Name: Susan A. Waters Title: Senior Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA
By: /s/ Scott A. Wickel

Name: Scott A. Wickel Title: Senior Vice President

THE BRYN MAWR TRUST COMPANY
By: /s/ Wayne McKillop

Name: Wayne McKillop Title: Senior Vice President

FIRST KEYSTONE COMMUNITY BANK
By: /s/ Eugene W. Morrison

Name: Eugene W. Morrison Title: Vice President

QNB BANK
By: /s/ Thomas R. Klee

Name: Thomas R. Klee Title: Senior Vice President

MID PENN BANK
By: /s/ Heather R. Hall

Name: Heather R. Hall Title: Senior Vice President, Commercial Loan Manager

AMERICAN BANK
By: /s/ Michael B. Bocich

Name: Michael B. Bocich Title: Vice President

MAUCH CHUNK TRUST COMPANY
By: /s/ Deborah A. Price

Name: Deborah A. Price Title: Chief Lending Officer

PENN COMMUNITY BANK
By: /s/ Marques D. Franklin

Name: Marques D. Franklin Title: Vice President, Credit Manager

ESSA BANK & TRUST
By: /s/ W. Tyler McCann

Name: W. Tyler McCann Title: Vice President

SCHEDULE I
UGI UTILITIES, INC.
CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office
PNC Bank, National Association	PNC Firstside Center 500 First Avenue, 4th Floor Pittsburgh, PA 15219 Attn: Agency Services Tel: (412) 762-6442 Fax: (412) 762-8672

Citizens Bank of Pennsylvania	3025 Chemical Road Suite 300 Plymouth Meeting, PA 19462 Attn: Leslie Broderick Tel: (484) 530-7144 Fax: (610) 941-4136
The Bank of New York Mellon	225 Liberty Street, 17th Floor New York, NY 10286 Attn: Richard K. Fronapfel Tel: (212) 635-7615 Fax: (212) 635-7107
Branch Banking and Trust Company	8200 Greensboro Drive Suite 1000 McLean, VA 22102-3857 Attn: Susan Waters Tel: (267) 763-4162 Fax: (888) 707-4162
First National Bank of Pennsylvania	2640 Westview Drive Wyomissing, PA 19610 Attn: Scott A. Wickel Tel: (610) 603-2500 Fax: (610) 678-6295

The Bryn Mawr Trust Company	801 Lancaster Avenue Byrn Mawr, PA 19010 Attn: Wayne McKillop Tel: (610) 581-4824 Fax: (610) 526-2487

First Keystone Community Bank	P. O. Box 289 111 West Front Street Berwick, PA 18603 Attn: Eugene W. Morrison Tel: (570) 752-3671 Ext. 1530 Fax: (570) 752-4022

QNB Bank	320 West Broad Street P. O. Box 9005 Quakertown, PA 18951 Attn: Thomas R. Klee Tel: (215) 538-5600 ext. 5641 Fax: (215) 538-5790

Mid Penn Bank	2148 Market Street Camp Hill, PA 17011 Attn: Heather Hall Tel: (717) 985-7119 Fax: (717) 920-0339

American Bank	4029 West Tilghman Street Allentown, PA 18104 Attn: Lisa Cuthrie Tel: (610) 973-8118 Fax: (610) 289-3326

Mauch Chunk Trust Company	P. O. Box 289 1111 North Street Jim Thorpe, PA 18229 Attn: Deborah A. Price Tel: (570) 325-0428 Fax: (570) 325-0429

Penn Community Bank	107 Floral Vale Blvd. Yardley, PA 19067 Attn: Marques Franklin Tel: (215) 504-6560 ext. 6731 Fax: (215) 504-2145

ESSA Bank & Trust	190 Broadhead Road Suite 200 Bethlehem, PA 18017 Attn: W. Tyler McCann Tel: (610) 849-4043 Fax: (610) 849-4053

SCHEDULE II
UGI UTILITIES, INC.
CREDIT AGREEMENT
COMMITMENTS

Lender	Commitment
PNC Bank, National Association	$15,000,000
Citizens Bank of Pennsylvania	$15,000,000
The Bank of New York Mellon	$15,000,000
Branch Banking and Trust Company	$15,000,000
First National Bank of Pennsylvania	$15,000,000
The Bryn Mawr Trust Company	$10,000,000
First Keystone Community Bank	$9,000,000
QNB Bank	$8,000,000
Mid Penn Bank	$5,000,000
American Bank	$5,000,000
Mauch Chunk Trust Company	$5,000,000
Penn Community Bank	$5,000,000
ESSA Bank &Trust	$3,000,000
_____________
Total	$125,000,000

SCHEDULE 5.02(a)
UGI UTILITIES, INC.
CREDIT AGREEMENT
EXISTING LIENS

None.

EXHIBIT A – FORM OF
TERM LOAN
PROMISSORY NOTE

U.S.$      Dated:              , 20

FOR VALUE RECEIVED, the undersigned, UGI UTILITIES, INC., a Pennsylvania corporation (the “Borrower”), HEREBY PROMISES TO PAY to        or its registered assigns (the “Lender”) for the account of its Applicable Lending Office the principal sum of U.S. $[amount of the Lender’s Commitment in figures] as and when required by Credit Agreement dated as of October 31, 2017 among the Borrower, the Lender and certain other lenders parties thereto, PNC Bank, National Association, as Agent for the Lender and such other lenders, and The Bank of New York Mellon, as syndication agent (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), and in any event in full on the Maturity Date.

The Borrower promises to pay interest on the unpaid principal balance hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to PNC, as Agent, at 500 First Avenue, Fourth Floor, Pittsburgh, PA 15219, in same day funds. The holder of this Promissory Note is authorized to endorse on Schedule I annexed hereto the Advance made by the Lender to the Borrower on the Effective Date pursuant to the Credit Agreement, and all payments made on account of principal thereof, and any such endorsement or recordation shall constitute prima facie evidence of the accuracy of the information so endorsed or recorded; provided, however, that the failure to make any such endorsement or recordation (or any error in such endorsement or recordation) shall not affect the obligations of the Borrower to make payments of principal, interest and other amounts outstanding in accordance with the terms of this Promissory Note and the Credit Agreement.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Advance by the Lender to the Borrower on the Effective Date in an aggregate amount equal to the dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

UGI UTILITIES, INC.

By

Name:

Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

		Amount of Principal	Unpaid Principal	Notation
Date	Amount of Advance	Paid or Prepaid	Balance	Made By

EXHIBIT B – FORM OF NOTICE OF
TERM LOAN BORROWING

PNC Bank, National Association, as Agent

for the Lenders parties
to the Credit Agreement
referred to below

PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention: Agency Services
Telecopy: (412) 762-8672

October 31, 2017

Attention: Agency Services

Ladies and Gentlemen:

The undersigned, UGI Utilities, Inc., refers to the Credit Agreement, dated as of October 31, 2017 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, PNC Bank, National Association, as Agent for said Lenders and The Bank of New York Mellon, as syndication agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests the making of term Advances under the Credit Agreement, and in that connection sets forth below the information relating to such Advances (the “Term Loan Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

1. The Business Day of the Term Loan Borrowing is October 31, 2017.

2. The Term Loan Borrowing is Eurodollar Rate Advances.

3. The aggregate amount of the Proposed Term Loan Borrowing is $125,000,000.

4. The undersigned hereby irrevocably requests [check one line below and fill in blank space next to the line as appropriate]:

a. Funds to be deposited into PNC bank account per our current

standing instructions. Complete amount of deposit if not full loan advance amount: $     .

b.	Funds to be wired per the following wire instructions:
$ Amount of Wire Transfer Bank Name: ABA: Account Number: Account Name: Reference:

c. Funds to be wired per the attached Funds Flow (multiple wire transfers)

5. The initial Interest Period for the Eurodollar Rate Advances comprising the Term Loan Borrowing is two weeks.

6. The undersigned hereby certifies that the following statements are true on the date hereof:

(a) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to a Material Adverse Effect is correct in all respects), before and after giving effect to the Term Loan Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date; and

(b) no event has occurred and is continuing, or would result from such Term Loan Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

UGI UTILITIES, INC.

By

Name:
Title:

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [      ] (the “Assignor”) and [      ] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guaranties included in such facilities)H and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate of [identify Bank]1]
3.	Borrower:	UGI Utilities, Inc.
4.	Agent:	PNC Bank, National Association, as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of October 31, 2017 among UGI Utilities, Inc., the Lenders parties thereto and PNC Bank, National Association, as administrative agent.

6.	Assigned Interest:

Aggregate Amount of Advances for all Lenders*	Amount of Advances Assigned*	Percentage Assigned of Advances [2]	CUSIP Number

$	$	%

$	$	%

$	$	%

$	$	%

[7. Trade Date:       ]3

Effective Date:              , 20       [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signatures to Follow]

1Select as applicable.

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Advances of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[      ]

By:
Name:
Title:

ASSIGNEE:

[      ]

By:
Name:
Title:

[Consented to and]4 Accepted:

PNC BANK, NATIONAL ASSOCIATION,

as Agent

By:
Name:
Title:

[Consented to:]5

[Name of Relevant Party]

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of a Purchasing Lender under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D – FORM OF
OPINION OF COUNSEL
FOR THE BORROWER

October 31, 2017

PNC Bank, National Association, as Administrative Agent
1600 Market Street Philadelphia, PA 19103 Re:	under the Credit Agreement referred to herein and the Lenders parties thereto Credit Agreement dated as of October 31, 2017 of UGI Utilities, Inc.

Ladies and Gentlemen:

We have acted as counsel for UGI Utilities, Inc., a Pennsylvania corporation (the “Company”), in connection with the Credit Agreement, dated as of October 31, 2017 (the “Credit Agreement”), among the Company, the lenders referred to therein (the “Lenders”), PNC Bank, National Association, as Agent for the Lenders (the “Agent”), and The Bank of New York Mellon, as Syndication Agent. Terms defined in the Credit Agreement are used as therein defined, unless otherwise defined herein. This opinion letter is being delivered to you pursuant to Section 3.01(g)(vi) of the Credit Agreement.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation and Bylaws of the Company and such other documents and records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein, including the following documents (the documents referred to in clauses (a) through (n) below are referred to herein as the “Credit Documents”):

(a) the Credit Agreement;

(b) the Term Loan Note in the amount of $15,000,000, executed by the Company on the date hereof in favor of PNC Bank, National Association;

(c) the Term Loan Note in the amount of $15,000,000, executed by the Company on the date hereof in favor of Citizens Bank of Pennsylvania;

(d) the Term Loan Note in the amount of $15,000,000, executed by the Company on the date hereof in favor of The Bank of New York Mellon;

(e) the Term Loan Note in the amount of $15,000,000, executed by the Company on the date hereof in favor of Branch Banking and Trust Company;

(f) the Term Loan Note in the amount of $15,000,000, executed by the Company on the date hereof in favor of First National Bank of Pennsylvania;

(g) the Term Loan Note in the amount of $10,000,000, executed by the Company on the date hereof in favor of The Bryn Mawr Trust Company;

(h) the Term Loan Note in the amount of $9,000,000, executed by the Company on the date hereof in favor of First Keystone Community Bank;

(i) the Term Loan Note in the amount of $8,000,000, executed by the Company on the date hereof in favor of QNB Bank;

(j) the Term Loan Note in the amount of $5,000,000, executed by the Company on the date hereof in favor of Mid Penn Bank;

(k) the Term Loan Note in the amount of $5,000,000, executed by the Company on the date hereof in favor of American Bank;

(l) the Term Loan Note in the amount of $5,000,000, executed by the Company on the date hereof in favor of Mauch Chunk Trust Company;

(m) the Term Loan Note in the amount of $5,000,000, executed by the Company on the date hereof in favor of Penn Community Bank;

(n) the Term Loan Note in the amount of $3,000,000, executed by the Company on the date hereof in favor of ESSA Bank & Trust;

(o) the Certificate of the Assistant Secretary, dated as of the date hereof, executed by the Company attaching and certifying (i) incumbencies of the officers and agents of the Company; (ii) an excerpt from the minutes of a meeting of the Board of Directors of the Company called, convened and held on September 25, 2017 with respect to the transactions referred to herein; (iii) a true, correct and complete copy of the Amended and Restated Articles of Incorporation of the Company; (iv) a true, correct and complete copy of the By-Laws of the Company; and (v) a true, correct and complete copy of the subsistence certificate of the Company; and

(e) a certificate of the Secretary of the Commonwealth of Pennsylvania, dated as of a recent date, attesting to the present subsistence of the Company as attached on Exhibit B hereto (the “Certificate of Subsistence”).

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile, electronic or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Credit Documents constitute valid and binding obligations of each party thereto other than the Company.

As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon the representations of the Company contained in the Credit Documents and upon certificates of officers of the Company.

In rendering the opinions set forth herein, whenever a statement or opinion set forth therein is qualified by “to our knowledge,” “known to us” or by words of similar import, it is intended to indicate that, during the course of our representation of the Company in the subject transaction, no information has come to the attention of those lawyers in our firm who have rendered legal services in connection with such transaction that gives us actual knowledge of the inaccuracy of such statement or opinion. We have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of our representation of the Company.

We have relied upon a certificate of an officer of the Company dated the date hereof, certifying that the items listed in such certificate are (i) all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes, other agreements or instruments (the “Contracts” as set forth on Exhibit A hereto), and (ii) all of the judicial or administrative orders, writs, judgments, awards, injunctions and decrees (the “Company Orders”), which as to any matter in (i) or (ii) affect or purport to affect the Company’s right to borrow money under the Credit Agreement or the Company’s obligations under the Credit Agreement.

In rendering this opinion, we have assumed that (i) each of the parties to the Credit Documents (other than the Company) is validly existing and in good standing under the laws of its jurisdiction of organization and has the full power and legal right to execute and deliver each of the Credit Documents to be executed by it and to perform the provisions of the Credit Documents to be performed by it; (ii) each of the Credit Documents has been duly authorized, executed and delivered by each party thereto (other than the Company), and constitutes the legal, valid and binding obligation of each such party (other than the Company), enforceable against it in accordance with the terms thereof; and (iii) the execution, delivery and performance by the parties (other than the Company) of each of the Credit Documents to which they are a party, do not contravene (A) their respective charter, bylaws or other applicable constituent documents or (B) any applicable law.

Based upon and subject to the foregoing, and to the limitations and qualifications described below, we are of the opinion that:

1. The Company is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania.

2. The Company has the corporate power and authority to enter into and perform the Credit Documents, has taken all necessary corporate action to authorize the execution, delivery and performance (except with respect to any Commitment Increase) of such Credit Documents and has duly executed and delivered such Credit Documents.

3. Each Credit Document is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4. The execution and delivery by the Company of the Credit Documents do not, and the performance by the Company of its respective obligations thereunder will not, (i) result in a violation of the Amended and Restated Articles of Incorporation or Bylaws of the Company, (ii) result in a breach or default under any Contract or (iii) result in a violation of any Company Order.

5. The execution and delivery by the Company of the Credit Documents do not, and the performance by the Company of its obligations thereunder will not, require any approval from or filing with any governmental authority of the United States, the Commonwealth of Pennsylvania or the State of New York other than in connection with the extension of the Maturity Date contemplated by Section 2.20 of the Credit Agreement (the “Maturity Date Extension”) and, in connection with the Maturity Date Extension the registration of a Securities Certificate in accordance with Chapter 19 of the Pennsylvania Public Utility Code (“PPUC”) authorizing the Company’s incurrence of indebtedness under the Credit Agreement.

6. The execution and delivery by the Company of the Credit Documents do not, and the performance by the Company of its obligations thereunder will not, result in any violation of any federal law of the United States, any law of the Commonwealth of Pennsylvania, any law of the State of New York or any regulation thereunder, except that prior to the effectiveness of the Maturity Date Extension the Company must register a Securities Certificate in accordance with Chapter 19 of the PPUC.

7. The use of the proceeds from any extension of credit under the Credit Agreement in accordance with the provisions of the Credit Agreement does not violate the provisions of Regulation X of the Board of Governors of the Federal Reserve System.

8. To our knowledge, there are no pending lawsuits or other proceedings against the Company before any court arbitrator or governmental agency or authority that challenge the legality, validity or enforceability of the Credit Documents.

9. The Company is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

The opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions:

A. The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

B. We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Credit Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

C. The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Pennsylvania, the laws of the State of New York and the Federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

D. For purposes of our opinion in paragraph 1 hereof as to the valid existence of the Company, we have relied solely upon a subsistence certificate issued by the Secretary of the Commonwealth of Pennsylvania.

E. For purposes of the opinion in paragraph 6, we have considered only such laws and regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Credit Documents.

F. Certain waivers by the Company in the Credit Documents may relate to matters that cannot, as a matter of law, be effectively waived.

G. For purposes of the opinion in paragraph 4, where any Contract is silent as to governing law or states that it is governed by laws of a state other than the laws of New York or Pennsylvania, we have not made any investigation of the laws of any other state but have merely assumed that they would be interpreted in accordance with their plain meaning.

H. We express no opinion as to:

(i) the enforceability of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that a Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(ii) the enforceability of any provision of the Credit Documents permitting modification thereof only by means of an agreement in writing signed by the parties thereto;

(iii) the covenants in the Contracts that contain financial ratios and other similar financial restrictions;

(iv) the enforceability of Section 8.15 of the Credit Agreement; or

(v) whether a federal or state court located outside the State of New York would give effect to the choice of law provided for in the Credit Documents.

This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur subsequent to the date of this opinion letter or from the discovery, subsequent to the date of this opinion letter, of information not previously known to us pertaining to the events occurring prior to such date.

This opinion letter is furnished by us solely for the benefit of the Agent and the Lenders and their respective successors and permitted assigns and participants pursuant to the Credit Agreement, and this opinion letter may not be relied upon by such parties for any other purpose or by any other person or entity for any purpose whatsoever. This opinion letter is not to be quoted in whole or in part or otherwise referred to or used or furnished to any other person, except as may be required by any governmental authority or pursuant to legal process, without our express written consent. In addition, this opinion letter may be disclosed for informative purposes only to any financial institution which is a prospective assignee or participant, provided, that no such prospective assignee or participant shall be permitted to rely upon this opinion letter without our express prior written consent.

Very truly yours,

Exhibit A

Contracts

Credit Agreement dated as of March 27, 2015, among UGI Utilities, Inc., as borrower, the lenders from time to time party thereto, PNC Bank, National Association, as administrative agent, Citizens Bank of Pennsylvania, as syndication agent, and PNC Capital Markets LLC and Citizens Bank, N.A. as joint lead arrangers and joint bookrunners.

[4]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

5 To be added where the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit B

Good Standing Certificate

Attached.

EXHIBIT E-1

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of October 31, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among UGI Utilities, Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Agent, and The Bank of New York Mellon, as Syndication Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Advance (as well as any Note evidencing such Advance) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent and (b) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:       , 20

EXHIBIT E-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of October 31, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among UGI Utilities, Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Agent, and The Bank of New York Mellon, as Syndication Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:       , 20

EXHIBIT E-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of October 31, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among UGI Utilities, Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Agent, and The Bank of New York Mellon, as Syndication Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:       , 20

EXHIBIT E-4

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of October 31, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among UGI Utilities, Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Agent, and The Bank of New York Mellon, as Syndication Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Advance (as well as any Note evidencing such Advance) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Advance (as well as any Note(s) evidencing such Advance), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:       , 20